UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Accolade, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Accolade, Inc., a Delaware corporation (“Accolade” or the “Company”), filed its definitive proxy statement (the “proxy statement”) with the Securities and Exchange Commission (the “SEC”) on February 20, 2025, and mailed the proxy statement to Accolade’s stockholders commencing on February 20, 2025, relating to the Agreement and Plan of Merger, dated as of January 8, 2025 (the “Merger Agreement”), by and among the Company, Transcarent, Inc., a Delaware corporation (“Parent”), and Acorn Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”, and together with the other transactions contemplated by the Merger Agreement, the “Transactions”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Parent.

Since the initial filing of the proxy statement and as of the filing of this Schedule 14A (this “Schedule”), lawsuits were filed by purported stockholders of Accolade against Accolade and its directors under the captions Venable v. Accolade Inc., et al., No. 1:25cv-01506 (N.D. Ill.); Floyd v. Accolade Inc., et al., No. 651141/2025 (N.Y. Sup. Ct.) and Scott v. Accolade Inc., et al., No. 651150/2025 (N.Y. Sup. Ct.). The complaint filed in the U.S. District Court for the Northern District of Illinois asserts violations of Section 14(a) and Section 20(a) of the Securities Exchange Act of 1934, as amended, and alleges that the preliminary proxy statement filed in connection with the proposed transaction between Accolade and Parent omitted certain purportedly material information which rendered the preliminary proxy statement incomplete and misleading. The complaints filed in the Supreme Court of the State of New York assert negligence claims under New York common law and allege that the proxy statement filed in connection with the proposed transaction between Accolade and Parent omitted certain purportedly material information which rendered the preliminary proxy statement incomplete and misleading. The complaints seek to enjoin Accolade from proceeding with or consummating the proposed transaction and seek to recover damages in the event the proposed transaction is consummated. In addition, between February 13, 2025 and March 19, 2025, nineteen separate demand letters, including a demand pursuant to 8 Del. C. § 220, and one draft complaint were also sent to Accolade by counsel for purported stockholders of Accolade, alleging similar deficiencies as those noted in the above-referenced complaints.

Accolade believes that the allegations in the complaints and letters described above are without merit. Accolade also believes that the disclosures set forth in the proxy statement comply fully with all applicable law, and do not need to be supplemented. Nevertheless, and solely to avoid the nuisance, risks, costs, and uncertainties inherent in disputes concerning these types of allegations, including the possibility that any such claim could delay or adversely affect the Merger, Accolade has determined voluntarily to supplement certain disclosures in the proxy statement with the supplemental disclosures set forth below.

The information contained in this Schedule is incorporated by reference into the proxy statement and should be read in conjunction with the proxy statement, which should be read in its entirety. Terms used in this Schedule, but not otherwise defined, shall have the meanings ascribed to such terms in proxy statement. To the extent that information in this Schedule differs from, or updates information contained in, the proxy statement, the information in this Schedule shall supersede or supplement the information in the proxy statement. The information contained in this supplement speaks only as of February 20, 2025, unless the information specifically indicates that another date applies. Except as otherwise described in this Schedule or the documents referred to, contained in or incorporated by reference in this Schedule, the proxy statement, the annexes to the proxy statement and the documents referred to, contained in or incorporated by reference in the proxy statement are not otherwise modified, supplemented or amended.

If you have not already submitted a proxy for use at the Accolade special meeting, you are urged to do so promptly. This Schedule does not affect the validity of any proxy card or voting instructions that Accolade stockholders may have previously received or delivered. No action is required by any Accolade stockholder who has previously delivered a proxy or voting instructions and who does not wish to revoke or change that proxy or voting instructions.

All page references are to pages in the proxy statement as filed by Accolade with the SEC pursuant to Rule 14(a) under the Securities Exchange Act of 1934, as amended, on February 20, 2025, and terms used below, unless otherwise defined, have the meanings set forth in the proxy statement. For clarity, new text within restated paragraphs from the proxy statement is highlighted with bold, underlined text, and deleted text within restated paragraphs from the proxy statement is highlighted with ~~strikethrough text~~.

1.	The following disclosure replaces the second full paragraph on page 36 in the section titled “The Merger–Background of the Merger”. The modified text is below:

On August 29, 2024, Evercore (“Evercore”), financial advisor to Parent, submitted to Morgan Stanley an unsolicited non-binding written proposal from Parent to acquire Accolade for $6.00 in cash per share of Common Stock (“Parent’s August Proposal”), which was then shared with Messrs. Klein and Singh. Parent’s August Proposal did not contain any offer of post-transaction employment for Accolade’s officers or directors. Given the lower price per share and concerns about Parent’s ability to finance a potential transaction, committed interest, and lack of history successfully completing transactions of the proposed size and nature, Mr. Klein, as chair of the Special Committee, directed Morgan Stanley to communicate to Evercore that Parent’s proposal was insufficient for Accolade to engage further at that time regarding a potential transaction. Morgan Stanley subsequently communicated this message to Evercore on September 3, 2024, and Mr. Singh communicated this message to Mr. Tullman on September 5, 2024.

2.	The following disclosure replaces the fourth full paragraph on page 36 in the section titled “The Merger–Background of the Merger”. The modified text is below:

On September 23, 2024, Evercore submitted to Morgan Stanley an unsolicited non-binding written proposal from Parent to acquire Accolade for $7.00 in cash per share of Common Stock (“Parent’s September Proposal”), which was then shared with Messrs. Klein and Singh. Parent’s September Proposal did not contain any offer of post-transaction employment for Accolade’s officers or directors.

3.	The following disclosure replaces the first full paragraph on page 37 in the section titled “The Merger–Background of the Merger”. The modified text is below:

Also on October 22, 2024, Parent submitted an unsolicited non-binding written proposal to acquire Accolade for $7.25 in cash per share of Common Stock (“Parent’s October Proposal”). Parent’s October Proposal did not contain any offer of post-transaction employment for Accolade’s officers or directors.

4.	The following disclosure replaces the tenth full paragraph on page 38 in the section titled “The Merger–Background of the Merger”. The modified text is below:

That same day, Accolade management, with representatives of Morgan Stanley present, held a management presentation with Parent and Evercore as requested by Parent. There were no discussions with Accolade’s senior management regarding their future roles, compensation, retention or investment arrangements in connection with the proposed transaction during the management presentation or at any time from the initial meetings between our management and Parent in July 2024 and through the date of the Merger Agreement.

5.	The following disclosure replaces the first full paragraph on page 39 in the section titled “The Merger–Background of the Merger”. The modified text is below:

On November 26, 2024, Evercore provided to Morgan Stanley a non-binding written letter of intent from Parent to acquire Accolade for $7.50 in cash per share of Common Stock. This offer did not contain any offer of post-transaction employment for Accolade’s officers or directors.

6.	The following disclosure replaces the sixth full paragraph on page 40 in the section titled “The Merger–Background of the Merger”. The modified text is below:

On December 17, 2024, Evercore delivered to Morgan Stanley a revised non-binding written proposal from Parent to acquire Accolade for $7.03 in cash per share of Common Stock and additional contingent consideration of up to $0.47 in cash per share of Common Stock, based on Parent’s determination of Accolade’s achievement of an annual recurring revenue target and gross margin target based upon the October Projections (the “Revised Parent Proposal”). The Revised Parent Proposal did not contain any offer of post-transaction employment for Accolade’s officers or directors.

7.	The following disclosure replaces the fourth full paragraph on page 42 in the section titled “The Merger–Background of the Merger”. The modified text is below:

On January 2, 2025, Parent submitted a revised non-binding proposal to acquire Accolade at a price of $7.03 per share of Common Stock in cash, without contingencies (the “$7.03 Offer”). The $7.03 Offer did not contain any offer of post-transaction employment for Accolade’s officers or directors.

8.	The following disclosure replaces the fifth full paragraph on page 43 in the section titled “The Merger–Background of the Merger”. The modified text is below:

On January 6, 2025, representatives of Evercore shared with representatives of Morgan Stanley Parent’s best and final offer to acquire Accolade for $7.03 in cash per share of Common Stock (the “Parent Final Offer”). The Parent Final Offer did not contain any offer of post-transaction employment for Accolade’s officers or directors. That same day and after receipt of the Parent Final Offer, Mr. Singh called Mr. Klein and discussed the final offer price and related outstanding terms in the draft merger agreement, including with respect to financing protections and treatment of employee matters. Mr. Singh then called Mr. Tullman to discuss the outstanding issues in the draft merger agreement.

9.	The following disclosure replaces the table on page 51 in the section titled “The Merger–Opinion of Accolade’s Financial Advisor—Public Trading Benchmarks Analysis”. The modified text is below:

	Aggregate Value ($MM)(1)	AV/CY 2025E Revenue January 6 Multiple	AV/CY 2025E EBITDA January 6 Multiple
Accolade	291	0.6x	9.5x
Public Trading Benchmarks
Definitive Healthcare Corp.	640	2.7x	9.5x
Evolent Health, Inc.	2,185	0.7x	9.9x
GoodRx Holdings, Inc.	1,807	2.2x	6.5x
Health Catalyst, Inc.	453	1.3x	11.7x
HealthEquity, Inc.	9,494	7.3x	17.5x
HealthStream Inc.	898	2.9x	12.7x
LifeStance Health Group, Inc.	3,115	2.2x	24.7x
Phreesia, Inc.	1,621	3.4x	19.8x
Progyny, Inc.	1,293	1.1x	6.6x
Teladoc Health, Inc.	2,120	0.8x	6.6x
Overall Public Trading Benchmarks Median		2.2x	10.8x
(1) Based on January 6, 2025 share price.

10.
The following disclosure replaces the fifth full paragraph on page 52 in the section titled “The Merger–Opinion of Accolade’s Financial Advisor—Discounted Equity Value Analysis”. The modified text is below:

To calculate these discounted fully diluted equity values, Morgan Stanley utilized the EBITDA estimates from each of the December Projections and the October Projections for the fiscal year ending February 28, 2027. Based upon the application of its professional judgment and experience, Morgan Stanley then applied a range of next twelve month (“NTM”) EBITDA multiples of 7.0x-13.0x for the December Projections or 8.0x-14.0x for the October Projections to the applicable EBITDA estimate to determine a range of implied aggregate values of Accolade as of February 28, 2026. Morgan Stanley then calculated a range of implied equity values as of such date by increasing the range of aggregate values by the estimated net cash of Accolade as of such date, as provided by the management of Accolade. Morgan Stanley then divided this range of implied equity values by the number of fully diluted common shares as of such date, as provided by the management of Accolade, which were 88 million and 89 million for the October Projections and December Projections, respectively, assuming no share repurchase over the projected period per the direction of the management of Accolade, to derive a range of implied values per share as of such date. Morgan Stanley then discounted this range of per share values to January 6, 2025, at a discount rate of 14.2%, which rate was selected by Morgan Stanley based on Accolade’s estimated cost of equity (estimated using the capital asset pricing model method and based on Morgan Stanley’s professional judgment and experience, to determine a range of implied discounted equity values per share, each rounded to the nearest $0.05, as set forth below:

11.
The following disclosure replaces the third full paragraph on page 53 in the section titled “The Merger–Opinion of Accolade’s Financial Advisor—Discounted Cash Flow Analysis”. The modified text is below:

Morgan Stanley first calculated the estimated unlevered free cash flows projected to be generated by Accolade based on estimates in each of the December Projections and the October Projections, as more fully described in the section of this proxy statement captioned “– Unaudited Prospective Financial Information.” These unlevered free cash flows were calculated as earnings before interest, taxes, depreciation and amortization, less (1) a portion of stock-based compensation expense, per the direction of the management of Accolade, (2) taxes (assuming an effective rate of 25.0%, as provided by the management of Accolade, and excluding net operating losses which are accounted for as provided below), (3) cash adjustment to revenue, (4) capitalized software development costs, (5) capital expenditures and (6) plus or minus changes in net working capital, plus an adjustment for bonus accrual, which such estimated unlevered free cash flow, in each case, was reviewed and approved by the management of Accolade for Morgan Stanley’s use. Terminal values were calculated using a perpetual growth rate ranging from 3.0% to 4.0%, with such rates selected upon the application of Morgan Stanley’s professional judgment and experience. The unlevered free cash flows and terminal values were discounted to present values as of January 6, 2025, using a midyear convention, at a discount rate ranging from 13.2% to 15.2%, which discount rates were selected upon the application of Morgan Stanley’s professional judgment and experience, to reflect an estimate of Accolade’s weighted average cost of capital determined by the application of the capital asset pricing model. The resulting range of implied aggregate values was then increased by the net present value of Accolade’s net operating losses estimated at $51 million at the midpoint discount rate and the net cash of $14.5 million of Accolade as of November 30, 2024, as provided by the management of Accolade, to derive a range of implied equity values. Morgan Stanley then divided the implied equity values by the number of fully diluted shares, as of January 3, 2025 as provided by the management of Accolade, to derive a range of implied values per share, each rounded to the nearest $0.05, as set forth below:

12.	The following disclosure replaces the second table on page 53 in the section titled “The Merger–Opinion of Accolade’s Financial Advisor—Multiples Paid Analysis”. The modified text is below:

Announcement Date	Target	Acquirer	AV (MM)	AV / NTM EBITDA Multiple
September 6, 2023	NextGen Healthcare, Inc.	Thoma Bravo	$1,833	13.8x
November 1, 2022	Benefitfocus, Inc.	Voya Financial, Inc.	$565	13.3x
June 6, 2022	LifeWorks Inc.	TELUS Corporation	CAD 2,933	18.7x
April 5, 2022	Tivity Health, Inc.	Stone Point Capital	$1,909	11.6x
July 13, 2020	Benefytt Technologies, Inc.	Madison Dearborn Partners	$679	10.5x
December 20, 2019	Care.Com, Inc.	IAC, Inc.	$450	23.2x
July 24, 2017	WebMD Health Corp.	Internet Brands / KKR	$2,797	11.5x
October 21, 2016	Everyday Health, Inc.	Ziff Davis, LLC	$463	9.0x
		Mean		14x
		Median		12.5x

13.	The following disclosure replaces the first full paragraph on page 55 in the section titled “The Merger–Opinion of Accolade’s Financial Advisor—Other Information”. The modified text is below:

For reference only, and not as a component of its fairness analysis, Morgan Stanley reviewed and analyzed future public market trading price targets for Common Stock that were prepared and published by thirteen equity research analysts on or before January 6, 2025 and subsequent to Accolade’s most recent earnings call on October 8, 2024. These forward targets reflected each analyst’s estimate of the future public market trading price of Common Stock. The range of undiscounted analyst price targets was $5.00 to $9.50 per share of Common Stock. The median of undiscounted analyst price targets was $7.50 per share of Common Stock. Morgan Stanley discounted the range of analyst price targets, at a discount rate of 14.2%, which rate was selected by Morgan Stanley based on Accolade’s estimated cost of equity (estimated using the capital asset pricing model method and based on Morgan Stanley’s professional judgment and experience), to arrive at an implied range of equity values of $4.40 to $8.30 per share of Common Stock as of January 6, 2025.

14.	The following disclosure replaces the tables on page 57 in the section titled “The Merger–Unaudited Prospective Financial Information”. The modified text is below:

October Projections and Extrapolations
($ in millions)

	FY Projections						FY Extrapolations
	Q4 25E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Revenue	136.7	494.8	563.3	640.9	729.2	829.7	931.1	1,030.5	1,124.4	1,209.4	1,281.9
Adj. EBITDA(1)	22.4	35.5	74.0	103.0	139.3	179.6	201.6	223.1	243.4	261.8	277.5
(-) Stock-Based Compensation	(3.5)	(20.4)	(22.9)	(26.0)	(28.6)	(30.7)	(34.4)	(38.1)	(41.6)	(44.7)	(47.4)
(-) Cash Tax Expense	(4.3)	(2.2)	(11.7)	(18.4)	(26.8)	(36.0)	(40.4)	(44.7)	(48.8)	(52.4)	(55.6)
(-) Revenue Cash Adjustment	(1.4)	(4.9)	(5.6)	(6.4)	(7.3)	(8.3)	(9.3)	(10.3)	(11.2)	(12.1)	(12.8)
(-) Capitalized Software Dev. Costs	(0.5)	(4.9)	(5.6)	(6.4)	(7.3)	(8.3)	(9.3)	(10.3)	(11.2)	(12.1)	(12.8)
(-) Capital Expenditures	(0.5)	(2.0)	(2.5)	(3.0)	(3.0)	(3.0)	(3.4)	(3.7)	(4.1)	(4.4)	(4.6)
(+/-) Bonus Accrual / (Bonus Payout	2.2	8.4	3.5	3.7	3.8	4.0	4.4	4.9	5.4	5.8	6.1
(+/-) (Inc.) / Dec. in NWC	(3.1)	(4.6)	(4.9)	(5.4)	(5.9)	(6.5)	(6.6)	(6.4)	(6.1)	(5.5)	(4.7)
Unlevered Free Cash Flow(2)	11.2	4.8	24.3	41.1	64.2	90.9	102.7	114.5	125.9	136.4	145.7

(1)
“Adjusted EBITDA” is a non-GAAP financial measure defined as net income (loss) adjusted to exclude interest expense (income), net, income tax expense (benefit), depreciation and amortization, stock-based compensation, acquisition and integration-related costs, goodwill impairment, change in fair value of contingent consideration, severance costs, and other expense (income).

(2)
“Unlevered Free Cash Flow” is a non-GAAP financial measure defined as Adjusted EBITDA less stock-based compensation, cash tax expenses, cash adjustment to revenue, capitalized software development costs and capital expenditures, plus any decrease (or less an increase in) net working capital and bonus accruals.

December Projections and Extrapolations
($ in millions)

	FY Projections						FY Extrapolations
	Q4 25E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Revenue	119.8	465.0	504.3	546.8	591.8	639.3	688.0	737.7	787.9	838.4	888.7
Adj. EBITDA(1)	17.1	22.2	42.8	54.9	74.6	92.7	103.2	114.3	126.1	138.3	151.1
(-) Stock-Based Compensation	(4.1)	(10.5)	(9.0)	(10.3)	(10.9)	(11.7)	(12.6)	(13.6)	(14.5)	(15.4)	(16.3)
(-) Cash Tax Expense	(2.8)	(1.3)	(7.4)	(10.3)	(15.0)	(19.0)	(21.3)	(23.7)	(26.3)	(29.1)	(31.9)
(-) Revenue Cash Adjustment	(1.2)	(4.7)	(5.0)	(5.5)	(5.9)	(6.4)	(6.9)	(7.4)	(7.9)	(8.4)	(8.9)
(-) Capitalized Software Dev. Costs	(0.5)	(4.7)	(5.0)	(5.5)	(5.9)	(6.4)	(6.9)	(7.4)	(7.9)	(8.4)	(8.9)
(-) Capital Expenditures	(0.5)	(2.0)	(2.5)	(3.0)	(3.0)	(3.0)	(3.2)	(3.5)	(3.7)	(3.9)	(4.2)
(+/-) Bonus Accrual / (Bonus Payout	2.2	8.4	3.5	3.7	3.8	4.0	4.3	4.6	4.9	5.2	5.5
(+/-) (Inc.) / Dec. in NWC	(3.1)	(4.4)	(4.6)	(4.9)	(5.2)	(5.5)	(5.6)	(5.7)	(5.8)	(5.8)	(5.8)
Unlevered Free Cash Flow(2)	7.0	3.1	12.7	19.2	32.4	44.7	50.9	57.7	64.9	72.5	80.6

(1)
“Adjusted EBITDA” is a non-GAAP financial measure defined as net income (loss) adjusted to exclude interest expense (income), net, income tax expense (benefit), depreciation and amortization, stock-based compensation, acquisition and integration-related costs, goodwill impairment, change in fair value of contingent consideration, severance costs, and other expense (income).

(2)
“Unlevered Free Cash Flow” is a non-GAAP financial measure defined as Adjusted EBITDA less stock-based compensation, cash tax expenses, cash adjustment to revenue, capitalized software development costs and capital expenditures, plus any decrease (or less an increase in) net working capital and bonus accruals.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Accolade by Transcarent pursuant to the Merger Agreement. Accolade filed the proxy statement with the SEC with respect to a special meeting of stockholders to be held in connection with the proposed transaction. Accolade mailed the proxy statement and a proxy card to each stockholder entitled to vote at the special meeting to consider the proposed transaction. The proxy statement contains important information about the proposed transaction and related matters. Before making any voting or investment decision, investors and security holders of Accolade are urged to carefully read the entire proxy statement (including any amendments or supplements thereto) and any other documents relating the proposed transaction that Accolade will file with the SEC or incorporated by reference when they become available because such documents will contain important information regarding the proposed transaction.

Investors and security holders of Accolade may obtain a free copy of the preliminary and definitive versions of the proxy statement, as well as other relevant filings containing information about Accolade and the proposed transaction, including materials that are incorporated by reference into the proxy statement, without charge, at the SEC’s website (http://www.sec.gov) or from Accolade by going to Accolade’s Investor Relations page on its website (https://ir.accolade.com/) and clicking on the link titled “SEC Filings”.

Participants in the Solicitation

Accolade and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the interests of the Accolade’s directors and executive officers and their ownership of the Accolade’s common stock is set forth in Accolade’s annual report on Form 10-K filed with the SEC on April 26, 2024, and Accolade’s proxy statement on Schedule 14A filed with the SEC on June 21, 2024 (the “Annual Meeting Proxy Statement”). Please refer to the sections captioned “Security Ownership of Certain Beneficial Owners and Management,” “Director Compensation,” and “Executive Compensation” in the Annual Meeting Proxy Statement. To the extent holdings of such participants in Accolade’s securities have changed since the amounts described in the Annual Meeting Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests in the proposed transaction, by security holdings or otherwise, will be contained in the proxy statement. Copies of these documents may be obtained, free of charge, from the SEC or Accolade as described in the preceding paragraph.

Notice Regarding Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “intend,” “maintain,” “might,” “likely,” “potential,” “predict,” “target,” “should,” “would,” “could” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the benefits of and timeline for closing the proposed transaction with Transcarent. These statements are based on various assumptions, whether or not identified in this release, and on the current expectations of Company management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions. Many actual events and circumstances are beyond the control of Accolade. These forward-looking statements are subject to a number of risks and uncertainties, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could delay the consummation of the proposed transaction, result in the imposition of conditions that could reduce the anticipated benefits of the proposed transaction or cause the parties to abandon the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into in connection with the proposed transaction; the possibility that Accolade’s stockholders may not approve the proposed transaction; the risk that the parties to the merger agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to the anticipated benefits of the proposed transaction or other commercial opportunities not being fully realized or taking longer to realize than expected; the competitive ability and position of the combined company; risks related to uncertainty surrounding the proposed transaction and disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of Accolade; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; the risk that either business may be adversely affected by other economic, business and/or competitive factors; the risk that restrictions during the pendency of the proposed transaction may impact either company’s ability to pursue certain business opportunities or strategic transactions; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Accolade to retain and hire key personnel and to maintain relationships with customers, vendors, partners, employees, stockholders and other business relationships and on its operating results and business generally; and risk related to general market, political, economic and business conditions.

Further information on factors that could cause actual results to differ materially from the results anticipated by the forward-looking statements is included in Accolade’s Annual Report on Form 10‑K for the fiscal year ended February 29, 2024, Quarterly Reports on Form 10‑Q, Current Reports on Form 8‑K, the proxy statement and other filings made by Accolade from time to time with the Securities and Exchange Commission. These filings, when available, are available on the investor relations section of Accolade’s website (https://ir.accolade.com/) or on the SEC’s website (https://www.sec.gov). If any of these risks materialize or any of these assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Accolade presently does not know of or that Accolade currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof. Accolade assumes no obligation and does not intend to update these forward-looking statements, except as required by law.